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                           CERTIFICATE OF AMENDMENT
                                      OF

                               AMENDED AND RESTATED

                           CERTIFICATE OF INCORPORATION
                                      OF
                                XYVISION, INC.
                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware
              __________________________________________________

   XYVISION, INC. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

   By unanimous written action, the Board of Directors of the Corporation duly adopted resolutions pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved, pursuant to said Section 242, said proposed amendment at the Annual Meeting of Stockholders held on September 26, 1996. The amendment to the Restated Certificate of Incorporation is as follows:

   The first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted and the following first paragraph of Article IV inserted in lieu thereof: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-three million (53,000,000). All such shares are to have par value and are classified as follows: three million (3,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and fifty million (50,000,000) shares of Common Stock, par value $.03 per share ("Common Stock")."

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President this 26th day of September, 1996

   XYVISION, INC.

By: ______________________________
Kevin Duffy
President

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